LiveDeal Completes Equity Financing

LAS VEGAS - (BUSINESS WIRE) - LiveDeal, Inc. (NASDAQ: LIVE), which provides Internet-based local customer acquisition services and related products for small local businesses to extend their marketing reach, today announced that five unaffiliated investors purchased equity for an aggregate cash purchase price of $2.0 million.  The Company issued a total of 1,612,899 new shares of its common stock in connection with the transaction at a price of $1.24 per share, which was equal to the closing bid price of the common stock as reported on NASDAQ on the date of the transaction.

Kevin Hall, LiveDeal CEO, said, “We are extremely pleased to welcome our new investors to LiveDeal, Inc. We look forward to a long and profitable working relationship. Our new investors bring impressive skills and experience in formulating viable business strategies and building profitable businesses.”

Jon Isaac, President and CEO of Isaac Organization, the lead investor, added, “We look forward to working with the management team and the Board in building a sustainable, high growth business to create value for LiveDeal's shareholders.”

As previously announced, on October 19, 2011, the Company received notice that the NASDAQ Listing Qualifications Panel (the “Panel”) granted the Company’s request for continued listing on NASDAQ, subject to, among other things, the Company’s demonstration of compliance with the applicable minimum stockholders’ equity requirement of $2.5 million by November 30, 2011. Pursuant to the Company’s request, the Panel subsequently granted the Company an extension within which to evidence compliance with the terms of the Panel’s decision, through December 12, 2011. As a result of the recent financing, the Company believes that its stockholders’ equity exceeds the NASDAQ requirement of $2.5 million for continued listing on The NASDAQ Capital Market. The Company is awaiting NASDAQ’s confirmation of its compliance status.

About LiveDeal, Inc.

LiveDeal, Inc. provides local customer acquisition services and related products for small businesses to deliver an affordable way for businesses to extend their marketing reach to target customers via the Internet.

About Isaac Organization

The Isaac Organization, an international private investment firm in San Diego, California, makes highly selective long-term investments in companies with strong management. These investments are in a variety of industries and focus on creating value through growth and superior performance.

Forward-Looking and Cautionary Statements

This press release may include statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of LiveDeal, Inc. and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements.

Factors that may affect forward-looking statements and the Company’s business generally include, but are not limited to, (i) the risk factors and cautionary statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010; (ii) other factors or statements described in the Company’s other filings with the Securities and Exchange Commission; and (iii) other factors that LiveDeal is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. LiveDeal does not undertake and specifically declines any obligation to update any forward-looking statements.

LiveDeal, Inc.
Investor Relations Contact:
Lawrence Tomsic, 702-939-0230
Chief Financial Officer
ltomsic@livedeal.com

or

Press Release Contact:
Autumn Wofford, 702-589-5203
Office Manager
awofford@livedeal.com